EXHIBIT 12.2

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             TEXTRON INC. INCLUDING ALL MAJORITY-OWNED SUBSIDIARIES

                        COMPUTATION OF RATIO OF INCOME TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                   (unaudited)

                           (In millions except ratio)
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                                                                                   Nine Months
                                                                                      Ended
                                                                                  September 28,
                                                                                       1996
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Fixed charges:
  Interest expense                                                                  $ 549
  Distributions on preferred securities of subsidiary trust, net of income taxes       16
  Estimated interest portion of rents                                                  26

    Total fixed charges                                                             $ 591



Income:
  Income from continuing operations before income taxes and distributions on
    preferred securities of subsidiary trust                                        $ 607
  Fixed charges                                                                       591

    Adjusted income                                                                 $1,198



Ratio of income to fixed charges                                                     2.03

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